Exhibit 3.4

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

J.M. SMUCKER LLC

This Third Amended and Restated Operating Agreement of J.M. Smucker LLC (the “Company”) is made and entered into effective as of April 30, 2012 by Smucker Foods, Inc., the sole member of the Company (the “Member”).

WHEREAS, The J. M. Smucker Company, the initial member of the Company (the “Initial Member”), formed and established the Company as a limited liability company under the laws of the State of Ohio and filed Articles of Organization with the Ohio Secretary of State for that purpose in accordance with the Ohio Revised Code;

WHEREAS, the Initial Member entered that certain Operating Agreement of the Company, dated as of April 25, 2002 (the “Original Agreement”), to govern the Company;

WHEREAS, the Initial Member amended and restated the Original Agreement by entering into that certain Amended and Restated Operating Agreement of the Company, dated as of March 6, 2007 (the “Amended Agreement”), to govern the Company;

WHEREAS, in connection with a corporate restructuring, the Initial Member transferred 100% of its membership interests in the Company to JMS Manufacturing, Inc. (the “New Member”), and the New Member amended and restated the Amended Agreement by entering into that certain Second Amended and Restated Operating Agreement of the Company, dated as of April 30, 2010 (the “Second Amended Agreement”), to govern the Company; and

WHEREAS, in connection with a corporate restructuring, the New Member transferred 100% of its membership interests in the Company to the Member, and the Member now desires to enter into this Agreement to supersede and replace the Second Amended Agreement.

NOW, THEREFORE, the Member hereby sets forth and declares in writing the following operating agreement for the Company, pursuant to the provisions of the laws of the State of Ohio:

ARTICLE I

Definitions

As used in this Agreement, the following terms shall have the following meanings:

1.01 “Act” means the Ohio Revised Code, as amended from time to time.

1.02 “Affiliate” means, with respect to the Member, (i) any Person that directly, or indirectly through any other Person or Persons, controls or is controlled by or is under common control with the Member; or (ii) any Person that is an officer of, member in or trustee of, or serves in a similar capacity with respect to the Member, or with respect to which the Member serves in such a capacity. For purposes of this Section 1.02, the term “control” means, with respect to any non-individual Person, the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests of or in such Person.

1.03 “Agreement” means this Third Amended and Restated Operating Agreement as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

1.04 “Amended Agreement” is defined in the recitals above.

1.05 “Capital Contribution” means any contribution of cash or other property which is required to be made to the Company pursuant to the provisions of Section 3.01 hereof.

1.06 “Code” means the Internal Revenue Code of 1986, as amended from time to time unless otherwise indicated.

1.07 “Company” means J.M. Smucker LLC formed pursuant to the terms of the Original Agreement and the provisions of the Act, as such Company may from time to time be constituted.

1.08 “Fiscal Year” means the fiscal year commencing May 1 and ending April 30th or such other fiscal year of the Company as may be determined by the Member for federal income tax reporting purposes. Such term shall also refer to any short taxable year of the Company.

1.09 “Initial Member” is defined in the recitals above.

1.10 “Interest” means interest of the Member in the Company as set forth on Schedule A attached hereto.

1.11 “Member” means the Person set forth on Schedule A attached hereto in its capacity as a Member of the Company.

1.12 “New Member” is defined in the recitals above.

1.13 “Original Agreement” is defined in the recitals above.

1.14 “Person” means an individual, corporation, company, limited liability company, joint venture, trust, estate or unincorporated business association or organization or other legal entity.

1.15 “Second Amended Agreement” is defined in the recitals above.

1.16 “Subscription Agreement” means the agreement between the Company and the Initial Member evidencing the exchange of an Interest in the Company for the Member’s Capital Contribution.

ARTICLE II

General Provisions

2.01 Name of the Company. The name of the Company shall be J.M. Smucker LLC, or such other name as the Member may from time to time determine. The Member shall cause to be filed on behalf of the Company such assumed or fictitious name certificate or certificates as may from time to time be required by law.

2.02 Purposes of the Company.

(a) Business. The business of the Company shall, to the extent permitted by law, be (i) to have and exercise all the powers necessary or convenient in connection with its business and purposes; and (ii) to engage in any lawful business, whether or not related or incidental to any of the foregoing activities or any activities related thereto. The Company may directly carry on any such activities or may do so as a joint venturer or partner with any other Person or Persons.

(b) Authorized Activities. In carrying out the purposes of the Company, but subject to all other provisions of this Agreement, and without limitation, the Company is authorized to:

(i) perform any and all activities which are permissible for an operating limited liability company;

(ii) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and to extend, repay, and renegotiate the terms of any such indebtedness, and to secure the same by mortgage, assignment, pledge, or grant of other security interest on assets of the Company;

(iii) enter into, perform, and carry out contracts and agreements of any kind, including contracts with the Member or any of its Affiliates, necessary or convenient or incidental to the accomplishment of the purposes of the Company;

(iv) bring and defend actions at law or in equity;

(v) make prudent interim investments, including, without limitation, obligations of federal, state and local governments or their agencies, mutual funds, commercial paper, money-market funds, and bank certificates of deposit; and

(vi) engage in any kind of lawful activity, and perform and carry out contracts of any kind and execute, acknowledge, and deliver instruments of any kind that are necessary or convenient and permitted by the Act in connection with the accomplishment of the purposes of the Company.

2.03 Agent for Service of Process. Subject to removal and replacement by the Member at any time, CT Corporation System shall be the Company’s agent for service of process within the State of Ohio and shall have for such purpose the address of 1300 East 9th Street, Cleveland, Ohio 44114.

2.04 Place of Business of the Company. The principal place of business of the Company shall be located in Orrville, Ohio. The Member may, at any time and from time to time, change the location of the Company’s principal place of business, and may establish such additional place or places of business of the Company as it may from time to time determine.

2.05 Duration of the Company. The duration of the Company commenced on the date of filing of the Articles of Organization with the Ohio Secretary of State’s Office and shall continue in perpetuity thereafter until terminated or dissolved in accordance with Article IX hereof, or as otherwise provided by law.

2.06 Member Name and Address. The name and address of the Member are set forth on Schedule A attached hereto.

2.07 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Member, individually, shall not have any ownership of such property. The Company may hold any of its assets in its own name or in the name of a nominee, which nominee may be one or more Persons.

ARTICLE III

Capital Contributions, Member Loans

3.01 Initial Capital Contribution. The Initial Member made an initial contribution of $1,000 to the capital of the Company. Such Capital Contribution was exchanged for an Interest in the Company pursuant to the Subscription Agreement. No interest shall accrue on any contributions to the capital of the Company, and the Member shall not have the right to withdraw or to be repaid any capital contributed by it, except as specifically provided in this Agreement. The Member shall not be required to make any additional contributions to the capital of the Company.

3.02 Member Loans. In the event that funds are needed by the Company for its operations, the Member may loan such funds to the Company under such terms and conditions as may be agreed to between the Member and the Company.

ARTICLE IV

Distributions

4.01 Distribution of Profits. The Company, with consent of the Member, shall cause distributions to be made at such times and in such amounts as it may determine.

ARTICLE V

Management

5.01 Management of the Company.

(a) Management and Duties. The Member will manage the Company. In addition, the Company may have such officer or officers as the Member may from time to time appoint, including, without limitation, one or more Chief Executive Officers, a President, a Chief Financial Officer, one or more Vice Presidents, a Treasurer and a Secretary. Each officer shall hold office at the pleasure of the Member and may be removed at any time from any office or offices, with or without cause, by and in the discretion of the Member. All officers shall possess and exercise the duties and authority of their respective offices subject to the authority and direction of the Member. All officers shall have such duties and authority with respect to the affairs of the Company as are customarily possessed by such officers of an Ohio corporation, except as such duties or authority may be limited or expanded by action of the Member from time to time.

(b) General Powers. The Company, acting through its Member or officers, shall have all the powers permitted by law which are necessary or desirable in carrying out the purposes of the Company, except as otherwise set forth in Section 5.01(c) hereof.

(c) Limitations on Powers. The powers set out in the preceding sections shall be exercised subject to certain limitations. Neither the Member nor any officer shall on behalf of the Company use the Company name or property in any way, except for the transaction of legitimate Company business, nor do any act in contravention of this Agreement.

(d) Indemnification. The Member and the officers of the Company shall be indemnified by the Company for any loss or liability paid or incurred by the Member or any such officer, and all fees, costs and expenses associated therewith, including, without limitation, reasonable attorneys’ fees, costs and expenses arising out of or related to any act performed by them within the scope of the authority conferred upon the Member or such officer by this Agreement; provided, however, such indemnity shall be payable only if the Member or officer, as applicable, (i) acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and (ii) had no reasonable grounds to believe that his, her or its conduct was negligent or unlawful. No indemnification may he made with respect to any act or omission of the Member or such officer for which the Member or officer shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his, her or its duty to the Company unless, and only to the extent that, the court in which such action or suit was brought determines that in view of all the circumstances of the case, despite the adjudication of liability for gross negligence or willful misconduct, the Member or such officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper. To the extent not covered by insurance maintained by the Company, any indemnity under this subsection shall be paid from, and only to the extent of, Company assets, and neither the Member nor such officer shall have any personal liability to indemnify the Member or the Company on account thereof.

5.02 Services of Member and Officers. During the existence of the Company, the Member and each officer appointed by the Member shall devote such time and effort to the Company business as may be necessary to promote adequately the interests of the Company and the Member.

ARTICLE VI

Books, Records and Bank Accounts

6.01 Books and Records. The Member shall keep at the Company’s principal place of business just and true books of account with respect to the operation of the Company. The Member, and its duly authorized representatives, shall at all reasonable times have access to such books. The books of the Company shall be kept on basis of accounting as the Member may determine, and otherwise in accordance with accounting methods employed for federal income tax reporting purposes for corporate entities, and shall be closed and balanced at the end of each Fiscal Year of the Company and at such other times as the Member may determine is appropriate.

6.02 Fiscal Year. The Fiscal Year of the Company shall be from May 1 to April 30.

6.03 Bank Accounts. The Member shall be responsible for causing any necessary or appropriate accounts to be maintained in a bank (or banks), which accounts may be used for the payment of the expenditures incurred in connection with the business of the Company, and in which may be deposited any and all cash receipts. All such amounts shall be and remain the property of the Company, and shall be received, held and disbursed by the Member for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Company, and no other funds shall in any way be commingled with such funds.

ARTICLE VII

Tax Returns, Elections, Allocations

7.01 Company Tax Returns. The Member shall arrange for the preparation and filing of all necessary tax returns of the Company.

7.02 Tax Elections; Accounting. The Company shall elect to be treated as a corporation for purposes of the Code. The accrual basis of accounting shall be used as the Company’s accounting method. The Member shall, from time to time, make such other tax elections as it deems necessary or desirable in its sole discretion to carry out the business of the Company or the purposes of this Agreement.

ARTICLE VIII

Transfers of Interest

8.01 Transfers of Interest. The Member will make no sale, exchange, disposition or other transfer of its Interest (or any interest therein) until this Agreement is amended to contemplate same.

ARTICLE IX

Dissolution

9.01 Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

(i) The date of the written consent of the Member authorizing the dissolution of the Company;

(ii) The cessation of the Company as a going concern;

(iii) The cessation of the carrying on by the Company of any and all business, financial operations, and ventures of the Company;

(iv) The entry of a decree or order by a court of competent jurisdiction adjudging the Company as bankrupt or insolvent; or the institution by the Company of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or similar proceeding under the law of any jurisdiction; or the institution of any such proceedings against the Company which shall remain undismissed for a period of sixty (60) days; or the application for or consent to the appointment of any receiver, trustee, custodian or similar officer for the Company, or for all or any substantial part of its property; or the appointment of any such receiver, trustee, custodian or any similar officer without the application or consent of the Company, as the case may be, and such appointment shall continue undischarged for a period of sixty (60) days; or

(v) The occurrence of any other event resulting in dissolution under the Act or any other applicable law of the State of Ohio.

9.02 Distribution Upon Dissolution.

(a) Upon the dissolution of the Company, its affairs shall be wound up and it shall be liquidated and the proceeds of such liquidation and the Company’s other assets shall be distributed as follows:

(i) All of the Company’s ascertained debts and liabilities to creditors shall be promptly paid and discharged in the order provided by applicable law;

(ii) A reserve shall be set aside in an amount reasonably required to provide for contingent or other liabilities; and

(iii) The remainder of the Company’s assets shall be distributed to the Member in liquidation of the Interests of the Member.

(b) Distribution of cash or property to the Member in accordance with the provisions of Section 9.02(a) hereof shall constitute a complete return to the Member of its interest in the Company assets.

(c) The winding up of the Company’s affairs and the liquidation and distribution of its assets shall, subject to the provisions of the Code, be conducted by the Member, which is authorized to do any and all acts authorized by law for these purposes, or by a duly authorized liquidator.

9.03 Liquidation for Tax Purposes. Notwithstanding other provisions of this Agreement, in the event there is a liquidation of the Company for purposes of Section 331 or Section 332 of the Code, a distribution made to the Member upon complete liquidation shall be treated as full payment in exchange for the Member’s Interest.

ARTICLE X

Miscellaneous

10.01 Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Member, its respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

10.02 Amendment of Operating Agreement. No amendment shall become effective unless it has been approved in writing and executed by the Member.

10.03 Captions. Titles or captions of Articles or Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

10.04 Applicable Law. This Agreement and the rights and obligations hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Ohio.

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IN WITNESS WHEREOF, the Member has executed this Third Amended and Restated Operating Agreement as of the day and year first above written.

MEMBER:

SMUCKER FOODS, INC.

By:	/s/ Jeannette L. Knudsen
	Name:	Jeannette L. Knudsen
	Title:	Vice President and Secretary

SCHEDULE A

Company Interests

Name and Address of Member	Percent of Company Interest

Smucker Foods, Inc. One Strawberry Lane Orrville, OH 44667	100%

Confirmed and Accepted by:

SMUCKER FOODS, INC.

By:	/s/ Jeannette L. Knudsen
	Name:	Jeannette L. Knudsen
	Title:	Vice President and Secretary